                                                                   Exhibit 10.24



                                                                December 1, 1998


Mr. Donald F. Detampel, Jr.


Dear Don:

The Board of Directors (the "Board") of Frontier Corporation, on behalf of Frontier and its subsidiaries and affiliates (together, the "Company") has determined that it is in the best interests of the Company and its shareowners to be able to avail itself of your continued dedication and service to the Company in the immediate future and in case of Change of Control, as defined later in this letter agreement ("Agreement"). It is therefore the intent of this Agreement to encourage your complete dedication to the Company by providing you with compensation and benefits arrangements while you fulfill your duties now and during the pendency of a Change of Control, should such an event occur, which provide you with a measure of security commensurate with your importance to the Company.

Therefore, upon your signature on a counterpart of this Agreement, the following terms and conditions shall become effective as of December 1, 1998. This Agreement supersedes in its entirety the current agreement that you have with Frontier, dated as of June 1, 1996. However, this Agreement does not supersede any stock option agreements or restricted stock grant agreements between the Company and you, all of which shall remain in full force and effect.

1.   Employment.
     ----------

     1.1  Term.   The Company shall employ you as a senior vice president or in
          ----
such comparable management capacity as the Company may from time to time designate but at no lower level. This Agreement shall have an initial term ("Term") of two (2) years, ending November 30, 2000. This Agreement shall continue from year to year thereafter, unless earlier terminated or extended in accordance with its terms. You acknowledge that, except as set forth in this Agreement, your employment is "at will".

     If, during the Term, a "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) commences any action that, if consummated, would result in a Change of Control of the Company or if any person publicly announces an intention or proposal to commence any such action, you agree that you will not leave the Company's employ (other than as a result of death or Disability), you will render the services contemplated in this Agreement for the reasonable duration of the Company's defense against such action and until such action has been abandoned or terminated or a Change in Control has occurred, and you will actively promote the Company's interest during such period.

Any termination of your employment during the Term for reasons other than your death shall be evidenced by a written notice ("Notice of Termination"), which shall specify the provision of this Agreement relied upon for such termination and describe with reasonable detail the facts and circumstances claimed by the sender of such Notice of Termination to provide the basis for termination. Any such Notice of Termination shall also specify the effective date of termination (the "Termination Date"). If you die during the Term, the Termination Date shall be the date of your death, except as otherwise provided herein.

     1.2  Present and Future Duties.   Your role in the Company shall be that of
          -------------------------
its executive with authority over the product management and marketing of the data products of its subsidiaries, and you also shall have supervisory authority with respect to the Company's Global Center subsidiary and such other areas as the board or the chief executive officer of the Company may from time to time determine. You shall perform all duties required of or incidental to your position with the Company, or as may be assigned to you, and which are reasonably consistent with this role and your other responsibilities. You agree to use your best efforts in the business of the Company and to devote your full time attention and energy to the business of the Company. You agree not to work, either on a part-time or independent contracting or consulting basis, with or without compensation, for any other business or enterprise during the Term without the Company's prior consent. Such consent shall not be unreasonably withheld in the case of service on the boards of directors of other corporations, industry groups and community organizations.

     1.3  Base Compensation.   The Company shall pay you as base compensation at
          -----------------
an annual salary rate of $275,000 until February, 1999, in installments in accordance with the Company's policies from time to time in effect. Thereafter, your annual salary may be further adjusted by the Company consistent with the Company's results and your performance during the prior year. However, unless the annual salaries of all executives at your level in the Company are reduced across-the-board, your annual salary in any year shall not be less than your annual salary during the prior year.

     1.4  Incentive Compensation.  The Company shall establish and review with
          ----------------------
you for 1999 and thereafter the performance goals ("Performance Goals") for the Company and for you individually, and a methodology for calculating the amount of incentive compensation to be paid upon achievement of such Performance Goals. Your eligibility for a corporate bonus will be calculated on the same basis as other similarly situated executives. Incentive compensation shall be payable to you at such time or times as are established under the Company's policies (including the Company's Executive Compensation Program) in effect from time to time. Any additional option awards are addressed in a separate document that is consistent with the applicable plan.

     1.5  Benefits; Perquisites.   You shall be entitled to receive the benefits
          ---------------------
and perquisites provided by the Company under its

Executive Compensation program in effect from time to time for executives at the senior vice president level.

     1.6  Expenses.   You shall be reimbursed for any reasonable expenses
          --------
prudently incurred in connection with your employment during the Term, upon presentation to the Company of an itemized account and receipts of such expenses as required by the Company's policies from time to time in effect.

2.   Developments and Intellectual Property.   You acknowledge that all
     --------------------------------------
developments, including but not limited to trade secrets (including strategies, business plans and customer lists), discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of the Company (the "Developments") which you, either alone or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Term are the sole and exclusive property of the Company. You will cooperate with the Company's reasonable requests to obtain or maintain rights or protections under United States or foreign law with respect to all Developments. The Company will reimburse you for all reasonable expenses incurred by you in order to comply with this provision of this Agreement, regardless of when such expenses may be incurred.

3.   Confidential Information.   You acknowledge that by reason of your
     ------------------------
employment by the Company, especially as a senior executive thereof, you will in the future have access to information of the Company that the Company deems to be confidential and/or proprietary, including but not limited to, information about the Company's target markets and customer segments, strategies, plans, products and services, methods of operation, employees, financial forecasts and results, sales, profits, expenses, customer lists and the relationships between the Company or a subsidiary and its customers, suppliers and others who have business dealings with it. You covenant and agree that during the Term and thereafter, without time or geographic limitation, you will not disclose any such information to any person without the prior written authorization of the Chief Executive Officer of the Company or the Board.

     If your employment ends for any reason other than your death, you agree to return promptly to Company all such information and any other tangible product or document which has been produced or received by, or otherwise submitted to you during your employment, and no copies shall be retained by you or made available to any other person or entity. This provision includes but is not limited to information printed or stored on paper, magnetic tape, floppy disks, hard drives or other computer storage media.

4.   Non-Competition.
     ---------------

     4.1  Covenant.   You and the Company acknowledge that you have a special,
          --------
unique and extraordinary expertise in telecommunications, and that in your employment with the Company, you will have continuing access to information about the Company's target markets, strategies, plans, product or service offerings, methods of operation, financial and operating expectations and results, customer base, sales, marketing and pricing strategies, most valued employees, and customer and supplier relationships. In consideration of the benefits provided to you under this Agreement, which you acknowledge are independent consideration, you covenant and agree that during the Restricted Period (as defined below), you will not, directly or indirectly, without the Company's prior consent, own, manage, operate, finance, join, control or participate in the ownership or control of, or be associated as an officer, director, executive, partner or principal, agent, representative, consultant or otherwise with, or use or permit your name to be used in connection with, any enterprise that directly or indirectly competes (as defined below) with any telecommunications business of the Company in a Restricted Area (as defined below). You acknowledge that so long as you are able to use your skills for enterprises that do not directly or indirectly compete with the business of the Company, you will not be unreasonably limited in your ability to work.

     4.2  Definitions.
          -----------

          4.2.1 "Competes" means the production, marketing, promotion, distribution or selling of any product, capability, functionality or service of any person or entity other than the Company which resembles or competes with a product or service produced, marketed, promoted, distributed or sold by the Company (or to your knowledge was under development by the Company) during the period of your employment by the Company (whether under this Agreement or otherwise).

          4.2.2  "Restricted Area" means:

               (a) The Standard Metropolitan Statistical Area (or an equivalent Census Office classification for an equal or larger populated area) in which any Company business office or sales office, or Company place of employment is located, which office or place has more than ten (10) full-time employees, or where more than 5% of the Company's customers or gross revenues, in a line of business where you had responsibilities during your employment, are derived; or

               (b) Any state of the United States, any province of Canada or any foreign country from which the Company or any of its subsidiaries or affiliates derives more than $50 million in revenue.

          4.2.3  "Restricted Period" for the purposes of Section 4.1 means:

               (a) The period of your employment by the Company (whether under this Agreement or otherwise), if your employment is terminated because of your death or Disability;

               (b) The period of your employment by the Company (whether under this Agreement or otherwise) and six (6) months thereafter, if your employment is terminated by the Company for Cause or without Cause (and not by the Company following Change of Control);

               (c) The period of your employment by the Company (whether under this Agreement or otherwise) and, if this Agreement is still in effect at the Termination Date, the number of months remaining in the Term at the Termination Date or six (6) months, whichever is longer (but in no event more than 6 months), if you terminate your employment voluntarily (and not for Good Reason); or

               (d) The period of your employment by the Company under this Agreement, if your employment is terminated by you for Good Reason or by the Company on any basis following Change of Control.

          4.2.4 "Restricted Period" for the purposes of Section 5 means the Restricted Period for the purposes of Section 4.1 plus an additional twelve
     (12) months, except in the case of termination for Good Reason or upon Change of Control, in which case it shall be the same period as stated in
     Section 4.2.3(d).

          4.2.5  Exception.   This Section shall not be construed to prohibit
                 ---------
     the ownership by you of not more than 2.5% of any class of securities of any corporation which competes with the Company and which has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     4.3  Savings Clause.   You and the Company specifically agree that this
          --------------
covenant not to compete and its specific limitations constitute a reasonable covenant under the circumstances and is supported by the consideration stated above, and further agree that if, in the opinion of any court of competent jurisdiction, any of the provisions of this Section 4 are ever determined by a court to exceed the time, geographic scope or other limitations permitted by applicable law in any jurisdiction, then such excessive provisions shall be deemed reduced, in such jurisdiction only, to the maximum time, geographic scope or other limitation permitted in such jurisdiction, and you agree to the enforcement of the remainder of the covenant as so amended.

5.   Non-Solicitation.   You also covenant and agree that during the Restricted
     ----------------
Period set out in Section 4.2.4, and without regard to the activity or activities in which you are engaging, whether it is within or without the telecommunications industry, you will not, directly or through employees, agents, recruiters, independent contractors or others: (a) offer, promise, provide or guarantee employment, work for compensation, business opportunity or other means of financial gain, or solicit, invite an inquiry on employment or other compensatory relationship, respond to such inquiry with a promise or grant of an employment or other compensatory relationship, or otherwise seek to influence any person to leave the Company or to undertake activities that would be adverse to the Company's interests, where such person is employed by the Company or is in an independent contractor relationship in which a majority of their time is spent on Company-related activities, or is a supplier of services to the Company who would thereafter become unavailable to provide such services to the Company, or who has been in such an employment or independent contractor relationship within the 12 months prior to your contact(s); or (b) solicit from, convert, attempt to convert, divert business from, or attempt to divert business from any of the Company's customers, customer accounts or locations, whether such activity is intended to benefit you or any other person or entity, and whether or not such activity is successful.

     It is not a violation of this paragraph for any entity with which you are associated as an employee or otherwise, or who may act on your behalf, to engage in general newspaper advertising or other general recruiting or solicitation that is not targeted at the Company or any employees or customers of the Company, provided you are not involved in identification of recruiting targets at the Company or in its customer base, or steering the entity toward any employee or group of employees or customer or group of customers.

6.   Equitable And Other Relief.   You specifically acknowledge that the
     --------------------------
restrictions contained in each of Sections 2, 3, 4 and 5 of this Agreement are, in view of the nature of the business of the Company, and your position with it, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of the provisions of those Sections will result in irreparable injury to the Company for which there would be no adequate remedy at law. You also acknowledge that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from such violation. These rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. You agree to submit to the jurisdiction of any New York State court located in Monroe County or the United States District Court for the Western District of New York or of the state court or the federal court located in or presiding over the county in which the Company has its corporate headquarters at the applicable time in any action, suit or proceeding brought by the Company to enforce its rights under Sections 2, 3, 4 and/or 5 of this Agreement, and that any separate claim you have shall not constitute a defense to the enforcement of the covenants and agreements in those paragraphs.

7.   Company's Obligations upon Termination.   The sole obligations of the
     --------------------------------------
Company upon the termination of your employment are as set forth in this Section
7. Subject to the provisions in Section 9, any and all amounts to be paid to you in connection with your termination shall be paid in a lump sum promptly after the Termination Date, but not more than thirty (30) days thereafter.

     7.1  Termination upon Disability or Death.   If your employment with the
          ------------------------------------
Company ends by reason of your death or Disability (as defined later in this Agreement), the Company shall pay you all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including:

          7.1.1  Base compensation;

          7.1.2 Reimbursement for reasonable and necessary expenses incurred by you on behalf of the Company during the Term;

          7.1.3  Pay for earned but unused vacation and floating holidays;

          7.1.4 All compensation you previously deferred (if any) to the extent not yet paid; and

          7.1.5 An amount equal to your "Pro Rata Bonus". Your Pro Rata Bonus shall be determined by multiplying the "Bonus Amount" (as defined below) by a fraction, the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365. The term "Bonus Amount" means for each period for which a bonus is payable to employees under the short term incentive compensation program then in effect and for which you have not yet been paid: (i) a bonus at the level actually achieved by the Company for the fiscal year if you worked for the Company for the full fiscal year; and (ii)(a) a bonus established under the applicable plan using the level actually achieved for such prorated portion of the fiscal year in which the Termination Date occurs as relates to your actual employment, using such measurements as are used generally by the Company for monitoring employee bonus qualification; or (b) if you leave at a time in which the performance of the Company is not measured generally by the Company for employee bonus purposes, but the Company has met its bonus goals for the most recent period for which bonus measurements were taken and the goals met, then the bonus at standard level for the number of full months of the fiscal year that you worked for the Company.

     The amounts described in Sections 7.1.1 through 7.1.4, inclusive, are called elsewhere in this Agreement, collectively, the "Accrued Compensation".

     Except as otherwise provided in this Section 7.1, your entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices, including any long term compensation benefits, then in effect.

     7.2  Termination Without Cause.   If the Company terminates your employment
          -------------------------
without Cause (as defined later in this Agreement and not in anticipation of a Change of Control), the Company shall pay you:

          7.2.1  All Accrued Compensation;

          7.2.2  A Pro Rata Bonus (as defined in Section 7.1.5 above); and

          7.2.3 Severance ("Severance") equal to: (a) two times the sum of (i) the annual base compensation you would have received for the entire fiscal year in which the Termination Date occurs plus (ii) the Bonus Amount plus
     (iii) $15,000, being the agreed cash equivalent of the annual value of the perquisites provided to you under the Company's Executive Compensation Program, plus (iv) the Company contributions which would have been made on your behalf to the 401(k) retirement savings plan maintained by the Company
     (b) reduced by the present value of such amounts identified in subpart (a) as are "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") in the event of a change of control of the Company, determined in accordance with Section
     280G(d)(4) of the Code.    The foregoing shall be in lieu of any other
     amount of severance relating to salary or bonus continuation to be received by you upon termination of your employment under any severance plan, policy or arrangement of the Company.

In addition, the Company shall continue to provide to you and your family at the Company's expense, for 24 months following the Termination Date, the life insurance, medical, dental, vision and hospitalization benefits provided to you and your family immediately prior to the Termination Date, and will pay to you the cash value of certain in-the-money options, and of restricted stock that has vested in the relevant tranch and for which the Company has met its performance criteria .

     Except as otherwise provided in this Section 7.2, your entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

     7.3  Termination for Cause or Voluntary Termination.   If your employment
          ----------------------------------------------
is terminated for Cause (as defined later in this Agreement and not in anticipation of a Change of Control), or if you voluntarily terminate your employment other than for Good Reason, the Company shall pay you all Accrued Compensation. Except as otherwise provided in this Section 7.3, your entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

     7.4  Termination for Good Reason or by Company Following Change of Control.
          ---------------------------------------------------------------------
If you terminate your employment for Good Reason or the Company terminates your employment in anticipation of or following a Change of Control, the Company shall pay you:

          7.4.1  All Accrued Compensation;

          7.4.2  A Pro Rata Bonus; and

          7.4.3 Severance equal to: (a) two times the sum of (i) the annual base compensation you would have received for the entire fiscal year in which the Termination Date occurs plus (ii) the Bonus Amount plus (iii) $15,000 (being the agreed cash equivalent of the annual value of the perquisites provided to you under the Company's Executive Compensation Program), plus (iv) the Company contributions which would have been made on your behalf to the 401(k) retirement savings plan maintained by the Company
     (b) reduced by the present value of such amounts identified in subsection
     (a) as are "parachute payments" within the meaning of Section 280G(b)(2) of the Code in the event of a change of control of the Company, determined in accordance with Section 280G(d)(4) of the Code. The foregoing severance shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by you upon termination of your employment under any severance plan, policy or arrangement of the Company.

     In addition, the Company shall continue to provide to you and your family at the Company's expense, for 36 months following the Termination Date, the life insurance, medical, dental, vision and hospitalization benefits provided to you and your family immediately prior to the Termination Date, and will pay to you the cash value of certain in-the-money options, and of restricted stock that has vested in the relevant tranch and for which the Company has met its performance criteria.

     The Company shall reimburse you for all reasonable legal fees and expenses which you may incur following a Change of Control as a result of the Company's attempts to contest the validity or enforceability of this Agreement or your attempts to obtain or enforce any right or benefit provided to you under this Agreement, provided any actions you have taken are determined to have been undertaken in good faith and upon a reasonable basis.

     Except as otherwise provided in this Section 7.4, your entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices, including any long term compensation benefits, then in effect.

8.   Gross-Up Payment.   Notwithstanding anything else in this Agreement, if it
     ----------------
is found that any or all of the payments made to you, including but not limited to payments made by the Company, or under any plan or arrangement maintained by the Company, to you or for your benefit (other than any additional payments required under this Section 8) (the "Payments") or any income you receive in the form of restricted stock of the Company or options of the Company, would be subject to the excise tax imposed by Section 4999 of the Code or you incur any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the "Excise Tax"), then you are entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after you pay all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The procedures for the calculation and contesting of any claim that such Excise Tax is due are set forth in the Addendum.

9.   No Obligation to Mitigate Damages.   You are not required to mitigate
     ---------------------------------
damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and except as stated below, the amounts to be paid to you under Section 7 of this Agreement shall not be reduced by any compensation you may earn from other sources. However, if, during any period that you would otherwise be entitled to receive any payments or benefits under this Agreement, you breach your obligations under Section 2, 3, 4 and/or 5 of this Agreement, the Company may immediately terminate any and all payments and the provision of benefits (to the extent permitted by law and the terms of the benefit plans maintained by the Company from time to time) hereunder, and you shall be liable to return to the Company the amount of any severance you may have received, including any gross up payments.

10.  Successor to Company.   The Company will require any successor or assignee
     --------------------
to all or substantially all of the business and/or assets of the Company, whether by merger, sale of assets or otherwise, by agreement in form and substance reasonably satisfactory to you, to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if such succession or assignment had not taken place. Such agreement of assumption must be express, absolute and unconditional. If the Company fails to obtain such an agreement within three business days prior to the effective date of such succession or assignment, you shall be entitled to terminate your employment under this Agreement for Good Reason.

11.  Survival.   Notwithstanding the expiration or termination of this
     --------
Agreement, except as otherwise specifically provided herein, your obligations under Sections 2, 3, 4 and/or 5 of this Agreement and the obligations of the Company under this Agreement shall survive and remain in full force and effect.

     This Agreement shall inure to the benefit of, and be enforceable by, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amounts are still payable to you, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your devisee(s), legatee(s) or other designee(s) or, if there is no such designee(s), to your estate.

12.  Definitions.   Whenever used in this Agreement, the following terms shall
     -----------
have the meanings below:

     12.1  "Cause" means:

          12.1.1 You have willfully and continually failed to substantially perform your duties (other than due to an incapacity resulting from physical or mental illness or due to any actual or anticipated failure after you have given a Notice of Termination for Good Reason) after a written demand for substantial performance is delivered to you by the Chief Executive Officer or the Board which specifically identifies the manner in which it is believed that you have not substantially performed your duties; or

          12.1.2 You have willfully engaged in conduct which is demonstrably and materially injurious to the Company (monetarily or otherwise), including but not limited to a breach of fiduciary duty; or

          12.1.3 You have willfully engaged in conduct which is illegal or in violation of a material provision of the Company's Code of Ethics; or

          12.1.4 You have been convicted of a felony or a crime involving moral turpitude; or

          12.1.5 You have violated the provisions of Section 2 and/or Section 3 and/or Section 4 and/or Section 5 of this Agreement and, in any of the events described in Sections 12.1.1 through 12.1.5 above, the
---
Board adopts a resolution or its minutes reflect a finding that in the good faith opinion of the Board you were culpable for the conduct set forth in any of Sections 12.1.1 through 12.1.5 and specifying the particulars thereof in detail. For the purposes of this Agreement, no act or failure to act on your part shall be considered willful unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company. Any such resolution of the Board must receive the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering the issue, and you must receive reasonable notice of the meeting and have an opportunity, with your counsel, to present your case to the Board.

     12.2  "Change of Control" means:

          12.2.1 The consummation of a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of the Company's common, voting equity are to be converted into cash, securities or other property. For the purposes of this Agreement, a consolidation or merger with a corporation which was a wholly-owned direct or indirect subsidiary of the Company immediately before the consolidation or merger is not a Change of Control; or

          12.2.2 The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company's assets; or

          12.2.3 The approval by the Company's shareowners of any plan or proposal for the liquidation or dissolution of the Company; or

          12.2.4 Any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, a direct or indirect wholly-owned subsidiary of the Company or any other company owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of the Company's common, voting equity), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Company's then outstanding common, voting equity; or

          12.2.5 During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this Section 12.2.5) whose election or nomination for election by the Company's shareowners was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Incumbent Board"), cease for any reason to constitute a majority of the Board.

     12.3   "Disability" means:

          12.3.1 Your absence from your duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness; or

          12.3.2 A physical or mental condition which prevents you from satisfactorily performing your duties with the Company and such incapacity or condition is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to you and/or your legal representative.

     12.4  "Good Reason" means:

          12.4.1 Without your express written consent, after a Change of Control, a significant reduction in title and authority, or the assignment to you of duties with the Company or with a person, as that term is used in
     Section 13(d) and 14(d) of the Exchange Act, in control of the Company materially diminished from the duties assigned to you immediately prior to a Change of Control; or

          12.4.2 Without your express written consent, after a Change of Control, any reduction by the Company or any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company in your annual base compensation or annual bonus at Standard (or equivalent) rating from the amounts of such compensation and/or bonus in effect immediately before and during the fiscal year in which the Change of Control occurred (except that this Section 12.4.2 shall not apply to across-the-board salary or bonus reductions similarly affecting all executives of the Company and all executives of any person in control of the Company); or

          12.4.3 Without your express written consent, after a Change of Control, the failure by the Company or any person, as that term is used in
     Section 13(d) and 14(d) of the Exchange Act, in control of the Company to increase your annual base compensation or annual bonus at Standard (or equivalent) rating at the times and in comparable amounts as they are increased for similarly situated senior executive officers of the Company and of any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company; or

          12.4.4 Without your express written consent, after a Change of Control, the failure by the Company or by any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company to continue in effect any benefit or incentive plan or arrangement (except any benefit plan or arrangement which expires by its own terms then in effect upon the occurrence of a Change of Control) in which you are participating at the time of the Change of Control, unless a replacement plan or arrangement with at least substantially similar terms is provided to you; or

          12.4.5 Without your express written consent, after a Change of Control, the taking of any action by the Company or by any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company which would adversely affect your participation in or materially reduce your benefits under any benefit plan or arrangement or deprive you of any other material benefit (including any miscellaneous benefit which is not represented and protected by a written plan document or trust) enjoyed by you at the time of a Change of Control; or

          12.4.6 You terminate your employment (other than because of your death or Disability) by giving the Company a Notice of Termination with a Termination Date not later than the first anniversary of the Change of Control; or

          12.4.7 Any failure by the Company to comply with any of its material obligations under this Agreement, after you have given notice of such failure to the Company and the Company has not cured such failure promptly after its receipt of such notice.

13.  Notice.   All notices and other communications required or permitted under
     ------
this Agreement shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, or by nationally recognized overnight courier, receipt requested, when addressed to you at your official business address when employed by the Company and at your home address as reflected in the Company's records from time to time and when addressed to the Company at its corporate headquarters, to the attention of the Board, with a required copy to the Company's general counsel.

14.  Amendment and Assignment.   This Agreement cannot be changed, modified or
     ------------------------
terminated except in a writing. You may not assign your duties with the Company to any other person. The Company may assign its obligations under this Agreement to one of its principal subsidiaries for administrative purposes.

15.  Severability.   If any provision of this Agreement or the application of
     ------------
this Agreement to anyone or under any circumstances is determined by a court to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be effective without the invalid or unenforceable provision or application, and such invalidity or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.  Remedies Cumulative; No Waiver.   No remedy conferred on you or on the
     ------------------------------
Company by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or later existing at law or in equity. No delay or omission by you or by the Company in exercising any right, remedy or power under this Agreement or existing at law or inequity shall be construed as a waiver of such right, remedy or power, and any such right, remedy or power may be exercised by you or the Company from time to time and as often as is expedient or necessary.

17.  Governing Law.   This Agreement shall be governed by and construed in
     -------------
accordance with the laws of the State of New York, without regard to any applicable conflicts of laws.

18.  Counterparts.   This Agreement may be signed by you and on behalf of the
     ------------
Company in one or more counterparts, each of which shall be one original but all of which together will constitute one and the same instrument.

     If this Agreement correctly sets forth our agreement, please sign and return to me the enclosed copy of this Agreement. Please keep the other copy for your records.

Sincerely,

FRONTIER CORPORATION


By:  /s/ Joseph P. Clayton
   ----------------------------
     Joseph P. Clayton
     Chief Executive Officer

                                    Agreed to this __ date of December, 1998

                                    /s/  Donald F. Detample, Jr.
                                ---------------------------------------------
                                         Donald F. Detampel, Jr.

           ADDENDUM TO LETTER AGREEMENT DATED AS OF DECEMBER 1, 1998

     The following provisions shall apply to the calculation and procedures relating to the Gross-Up Payment in accordance with Section 8 of the Agreement.

     1. The Company's independent auditors in the fiscal year in which the Change of Control occurs (the "Accounting Firm") shall determine whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in making such determination. The Accounting Firm shall provide detailed supporting calculations, together with a written opinion with respect to the accuracy of such calculations, to you and the Company within 15 business days of the receipt of a written request from either you or the Company. If the Accounting Firm is serving (or has served within the three years preceding the Change in Control) as accountant or auditor for the person in control of the Company following the Change of Control or any affiliate thereof, you may appoint another nationally recognized accounting firm to make the determinations required in connection with the Gross-Up Payment and the substitute accounting firm shall then be referred to as the Accounting Firm). The Company shall pay you any Gross-Up Payment, determined in accordance with this Addendum, within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that you will not be liable for any Excise Tax, it shall furnish you with a written opinion that your failure to report the Excise Tax on the applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon you and the Company.

     2. If there is uncertainty about how Section 4999 is to be applied when the Accounting Firm makes its initial determination, and as a result the Gross-Up Payment made to you by the Company is determined (after following the procedures set forth in this Addendum) to be less than it should have been made (an "Underpayment"), and you are thereafter required to pay any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

     3. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the Company to pay you the Gross-Up Payment. Your notice shall be given as soon as practicable but no later than ten business days after you have been informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30 day period following the date on which you gave such notice to the Company (or any shorter period, if the taxes claimed are due sooner). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall: (a) give the Company any information reasonably requested by it relating to such claim, (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (c) cooperate with the Company in good faith in order effectively to contest such claim, and (d) permit the Company to participate in any proceedings relating to such claim.

     4. The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in connection with the claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine.

     5. Any extension by the Company of the statute of limitations relating to payment of taxes for the taxable year for which such contested amount is claimed to be due shall be limited solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under this Agreement and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     6. If the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance.

     7. If you receive a refund of any amount advanced to you by the Company, you will promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If the Company advanced to you any amounts and a determination is made that you will not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and you will not be required to be repay it. The amount of such advance shall offset the amount of the Gross-Up Payment required to be paid.

     8.  The Company shall pay all fees and expenses of the Accounting Firm.
The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.